NewsLine

November 17, 2017
TO ALL MEMBERS:

2017 BOARD OF DIRECTORS ELECTION RESULTS;
JIM ENGLAND ELECTED VICE CHAIR

We are pleased to announce the results of the 2017 Federal Home Loan Bank of Cincinnati Board of Directors (Board) election. In this election, one Ohio Member Director, two Kentucky Member Directors, and one at-large Public Interest Independent Director were elected to the Board. All four directors will serve four-year terms commencing January 1, 2018, and expiring December 31, 2021.

The Board also elected James A. England to serve as Vice Chair of the Board. Mr. England is Chairman of Decatur County Bank, Decaturville, Tennessee. He has served on the Board since 2011. His two-year term as Vice Chair commences January 1, 2018, and expires December 31, 2019.

MEMBER DIRECTOR ELECTION RESULTS

Ohio
In Ohio, seven candidates ran for one open seat. The candidate receiving the highest number of votes is elected to the Board. The election results are provided below.

Number of Ohio Voting Members: 191
Total eligible Ohio votes to be cast: 4,620,610

Mark N. DuHamel – (elected)

Executive Vice President/Corporate Treasurer
Huntington National Bank, Columbus
Total Votes received: 1,580,315

Mickey C. Schwarzbek

President/Chief Executive Officer
Sherwood State Bank, Sherwood
Total Votes received: 460,674

Mary K. Snider

Executive Vice President/Secretary/Director
Fairfield Federal S&LA, Lancaster
Total Votes received: 298,897

Paul J. Gerard

Senior Vice President/Chief Investment Officer
Ohio National Life Insurance & Assurance Co., Cincinnati
Total Votes received: 273,500

Gregory P. Niesen

Director/President/Chief Executive Officer
Watch Hill Bank, Cincinnati
Total Votes received: 210,839

Robert K. Mays

President/Chief Executive Officer
The First National Bank of Waverly, Waverly
Total Votes received: 181,107

Suzan D. Kranjc

Director
Liberty Savings Bank, FSB, Wilmington
Total Votes received: 155,154

Kentucky
In the Kentucky Member Director election, incumbent directors Greg W. Caudill, CEO, Farmers National Bank, Danville, and David E. Sartore, Executive Vice President and CFO, Field & Main Bank, Henderson, were the only candidates nominated to run for the two open Kentucky Member Director seats. In accordance with FHFA regulations, no election is required, and Mr. Caudill and Mr. Sartore were each declared re-elected in a notice to members dated September 6, 2017.

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of an Independent Director, the Board nominated incumbent director
Grady P. Appleton to run for the open seat. Mr. Appleton’s experience in housing and community development provides the background required for the role of Public Interest Director, a designation he currently holds. As shown below, Mr. Appleton exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and is therefore re-elected to the Board:

Number of members voting: 366
Total eligible votes to be cast: 6,694,379

Grady P. Appleton — (re-elected)

President and CEO
East Akron Neighborhood Development Corp.
Akron, Ohio
Total Votes Received: 3,378,458
Percent of votes eligible to be cast: 50.47%

The director election results were ratified by the Board at its November 16 meeting. On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell
President and CEO